June 27, 2000



Securities and Exchange Commission
Washington, DC 20549

We are currently unable to provide audited financial statements for the Lithia Motors, Inc., Salary Reduction Profit Sharing Plan, which are required to be included in the company's 11-K filing with the Securities and Exchange Commission. All of the required financial information is not available from the Plan record-keeper, Principal Financial Group. We anticipate receiving the required financial information soon and being able to complete the auditd financial statements by July 12, 2000.

Very truly yours,

MOSS ADAMS LLP

/s/ Ron K. Dixon
-----------------------
Ron K. Dixon